Exhibit 10.11

English Translation

Shenzhen Ruigao Information Technology Co., Ltd.

Equity Investment Agreement

Party A: Shenzhen Decent Investment Limited

Shanghai Taomee Network Technology Co., Ltd.

Qiu Weimin

Party B: Wang Sheng

WHEREAS, Party A and Party B intend to jointly make capital contributions to establish Shenzhen Ruigao Information Technology Co., Ltd. (temporary name, hereinafter referred to as the “Invested Company”), in which Party B also holds equity interest by contributions in form of technology, therefore, both parties hereby reach this Equity Investment Agreement with respect to the following matters through friendly consultation by adhering to the principles of free will, fairness and impartiality in accordance with applicable laws and regulations.

Article 1 Equity Structure

1. Both parties shall hold 70% (hereinafter referred to as the “Contributed Equity”) of total equity of the Invested Company in the form of cash contribution, and the specific amounts of contribution and the equity distribution are as follows:

Contributor	Amount of Contribution (in RMB million)	Shareholding Percentage
Shenzhen Decent	21.56	49%
Shanghai Taomee	6.6	15%
Qiu Weimin	1.1	2.5%
Wang Sheng	1.54	3.5%

	30.8	70%

2. Party B shall contribute its technical services to the Invested Company, and sign a labor contract with the Invested Company; as consideration, Party B shall hold 15% of the equity of the company under this Agreement as its technology contribution equity interest. Meanwhile, the parties hereto agree that 10% of the total equity shall be reserved to be granted to the key personnel in the future, and shall be held by Wang Sheng on their behalf as the stage 1 technology equity interest. The foresaid equity interest are collectively called Technology Equity Interest, and the specific equity distribution is as follows:

Technology participant	Proportion in total equity
Wang Sheng	15% + 10%

3. 5% shares shall serve as the stage 2 technology equity interest, and shall be held by Shenzhen Decent on behalf of high-level talents to be attracted specifically when the company enters the stage of rapid development. The distribution plan shall be determined by the board of directors of the company through discussion.

Article 2 Form of Contribution

The cash contribution shall be paid in two stages: in the first stage, the contributors shall invest 50% as the capital when the new company is established. In the second stage, the contributors shall invest the remaining 50% no later than June 30, 2011 when the company increases its capital.

If any contributor fails to complete all the contribution, the originally specified shareholding percentage of the contributor shall be reduced according to actual amount of contribution, and the shareholding percentage of other parties shall be increased in proportion.

The registered capital of the Invested Company is [RMB15.4 million], wherein Party B’s shortfall of [RMB3.619 million] between the amount of contribution payable according to its shareholding percentage and actual amount of contribution shall be covered by the loan granted by Party A to Party B (the “Party B’s Borrowings”). The specific proportions of contribution are as follows:

Contributor	Contribution in the first stage (RMB10000)	Verified contribution (RMB10000)	Proportion of verified contribution	Party A’s borrowings
Shenzhen Decent	1078.00	831.60	54.0%	246.40
Shanghai Taomee	330.00	231.00	15.0%	99.00
Qiu Weimin	55.00	38.50	2.5%	16.50
Wang Sheng	77.00	438.90	28.5%	-361.90

Total	1540	1540	100.0%

Article 3 Corporate Governance Structure of the Invested Company

The first board of directors has 3 members, in which Zeng Liqing of Party A has the right to appoint 1 member, Shanghai Taomee 1 member and Party B 1 member. The appointing party may replace the director appointed by it by giving a notice to the company, and the company and the shareholders shall assist the appointing party in completing the replacement procedures. The board meeting shall be held at least semiannually. Notice about each board meeting (whether official or interim) shall be given in writing or via e-mail, and such notice shall be effective after being signed by the receiving party for confirmation. The meeting may be held only when at least 3 directors are present. The general matters discussed and decided by the board shall be adopted with the approval of more than half of the board members, while the special matters (including the matters specified by the following Paragraph 2) discussed and decided by the Board of Directors shall apply the provisions of Paragraph 3 of Article 3.

2. All the investment funds obtained by the Invested Company shall only be used for business development of the Invested Company and the purchase of assets related to the project business, etc. Except with special approval of the board of directors, the funds of the company shall not be used for the purchase of securities or other industrial investments irrelevant to the business.

3. During the valid existence of the Invested Company, the following special matters (including the matters specified by the foregoing Paragraph 2) shall be adopted and implemented with the approval of all board members, unless otherwise specified by the terms hereof, and the special matters include:

(1) Equity change, repurchase or capital increase program of the company;

(2) Sale of all or substantial properties of the company;

(3) Liquidation or dissolution of the company;

(4) Liabilities or expenditure of the company exceeding RMB700,000;

(5) Purchase or lease of vehicle for the company whose value exceeds RMB100,000;

(6) Any loan granted by the company to its directors, senior management and staff;

(7) Adoption and adjustment of salary plan for senior management of the company;

(8) Change of general manager of the company;

(9) Modification of the articles of association;

(10) Profit-sharing plan of the company;

(11) Employee stock option plan and allotment;

(12) Change of seat number and members of the Board of Directors;

(13) Annual budget and business plan of the company, and expenditure not specified in the budget with the amount exceeding [RMB700,000].

4. Both Parties agree that the annual profit-sharing proportion shall be determined according to the profitability of the company, and either party may ask for sharing profit every six months or one year.

5. The tenure of the first board of directors is three years, and the board members can be continuously appointed by the appointing party until proper number of board members is reached or the appointing party decides to replace

Article 4 Representations, Warranties and Undertakings

1. Representations:

(1) The parties hereto have full capacity for civil conduct, and are able to legally participate, conclude and implement this Agreement, or have all necessary powers and authorizations required for signing and performing this Agreement, and will continuously have all necessary rights for fully fulfilling their obligations under this Agreement until the completion of all the investment matters as set out herein;

(2) The conclusion of this Agreement and the performance of the obligations hereunder will not infringe upon the rights of any other party other than the parties hereto.

2. Warranties and undertakings:

(1) The technology contribution equity interest (15%) of Party B shall vest to Party B on a yearly basis in three stages during the 36 months upon signature of this Agreement. Within such 36 months, without the joint written permission of Zeng Liqing and Shanghai Taomee of Party A, Party B shall not leave the Invested Company on its own initiative; if Party B leaves the company initiatively or fails to fulfill the labor contract or this article (a “Trigger Event”), the amount of technology contribution equity interest vested to Party B shall be determined according to the time of the Trigger Event. From the date of this Agreement to the Trigger Event, 1/3 of the technology contribution equity interest shall vest to Party B for each full service year by Party B, however, no technology contribution equity interest shall vest to Party B for any service period which is less than one year. For example, Party B serves for two years and ten months, thus only 66.7% of the technology contribution equity interest may vest to Party B. The technology contribution equity interest not vested to Party B shall be transferred to other contributors unconditionally, and distributed among the contributors according to their shareholding percentage. As a consideration, Party A will discharge Party B from the borrowings. The Contributed Equity held by Party B shall have the same rights and interests as those held by other contributors.

(2) After the 36 months of the date of this Agreement, if Party B initiatively leaves the Invested Company without written approval of Party A, the contributors shall have the right to purchase Technology Equity Interest held by Party B, and the purchase price shall be determined by both parties, which shall be not higher than 6 times of the then price earnings ratio of the Invested Company.

(3) Both parties may transfer or mortgage the equity interest held by them to the third party when any of the following conditions is met: a) The Invested Company makes initial public offering (IPO); b) The market value of the company exceeds the initial investment, namely, after the gross profit for consecutive 12 months reaches RMB36 million; c) Through consultation, both parties agree that during the term of this Agreement or the term of Party B’s labor contract/service agreement, as well as within two years after Party B leaves the Invested Company, Party B shall not, directly or indirectly, separately or by cooperating with others, engage in, invest in, manage or otherwise serve any business which may have competition with the business of the Invested Company, unless jointly agreed by Zeng Liqing and Shanghai Taomee of Party A.

(4) The Invested Company shall submit its financial statements of previous month to the board members before the 16th day of each month, and shall submit it to the auditors recognized by Shanghai Taomee for audit. For the purpose of preparing its statements, Shanghai Taomee or its auditors may require the company to offer necessary financial or business information, and the company shall offer such information without delay and provide other necessary assistance.

(5) Undertakings of shareholders: the intellectual property rights arising during the operation of the Invested Company, including but not limited to patent, trademark and copyright (including computer software) and the like shall be owned by the Invested Company. Without the consent of the board of directors, no person may obtain or use the foresaid intellectual property rights in the name other than that of the Invested Company.

(6) Party A or its designated personnel shall have the right to inspect assets of the company, check statements, copy relevant documents and negotiate with government, shareholders, directors, key employees and accountants regarding the affairs of the company.

(7) The Invested Company shall sign confidentiality agreement and non-competition agreement with the management personnel acting as the shareholders and key employees of the company, and shall warrant that they will not engage in the industry which has competition with the Invested Company during their term of office and within two years after their resignation.

Article 5 Liability for Breach of Contract

1. Both parties are obliged to fully comply with this Agreement in good faith.

2. Any party’s failure in fully fulfilling its responsibilities and obligations hereunder will constitute a breach of contract. The breaching party shall indemnify the non-breaching party for all the economic losses suffered by it therefrom.

Article 6 Force Majeure

Force Majeure: In case the terms specified by this Agreement can not be performed or are seriously affected due to earthquake, typhoon, fire, war and other events that are unforeseeable on the date hereof, and the occurrence and consequences of which cannot be avoided or overcome, one party shall, within 15 days upon the occurrence of such events, notify the other party by means of the supporting documents issued by local notary public office or relevant government approvals. The extension or rescission (in whole or in part) of this Agreement due to the foresaid events shall be determined by the parties hereto through negotiation.

Article 7 Dispute Settlement

Any dispute within the scope of or in connection with this Agreement shall be settled through friendly consultations. If a solution satisfactory to both parties can not be reached, either party may file a lawsuit before a competent people’s court of law.

Article 8 Effectiveness, Modification, Transfer and Rescission of this Agreement

1. This Agreement shall have legal binding force as of the effective date, and neither party shall unilaterally modify or rescind this Agreement. The party modifying, terminating or rescinding this Agreement without good reasons shall bear economic responsibilities in accordance with the laws. If it is necessary to modify or rescind this Agreement, both parties shall reach a consensus through consultations and enter into a written agreement.

2. Effectiveness: This agreement shall be a lawful, valid and binding legal document after being signed by both parties.

3. Modification: Without the written consent of both parties, this Agreement shall not be modified, supplemented or changed in any way. Any modification shall be approved by the signatories of this Agreement in writing.

4. Transfer: Unless otherwise specified by laws, the rights and obligations of any party hereunder shall not be transferred.

5. Rescission: This Agreement shall be rescinded under any of the following circumstances:

a) One party commits a material breach of this Agreement, thus causing great losses to the company and impairing the interests of other parties. The aggrieved party may propose to terminate and rescind this Agreement.

b) If it is necessary to modify or terminate this Agreement due to the restrictions of laws and regulations or Force Majeure, both parties may negotiate the modification and supplementary terms.

Article 9 Miscellaneous

1. This Agreement, as a basis for interpreting the rights and obligations among the shareholders of the Invested Company, shall be permanently valid, unless both parties enter into a written agreement for modifying this Agreement.

2. This Agreement shall become effective after signed and stamped by both parties.

3. Severability: If any provision of this Agreement is held illegal or unenforceable according to court decision, such provision shall be severed from remaining provisions of this Agreement and shall be deemed invalid. The invalidity of such provision shall not affect the validity of the remaining provisions.

4. This Agreement is made in quintuplicate, each party holding one counterpart, and all the counterparts shall be equally authentic. In case there is any conflict between this Agreement and the articles of association, this Agreement shall prevail.

[SIGNATURE PAGE]

Party A: Shenzhen Decent Investment Limited (Seal)

/s/ Zeng Liqing
[seal:	Shenzhen Decent Investment Limited]

Shanghai Taomee Network Technology Co., Ltd. (seal)

[seal: Shanghai Taomee Network Technology Co., Ltd.]

Legal representative:

Date:

Qiu Weimin

/s/ Qiu Weimin

Date:

Party B: Wang Sheng

/s/ Wang Sheng

Date: